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                                                                                            Exhibit 12(a)

                                 Aon Corporation and Consolidated Subsidiaries
                                   Combined With Unconsolidated Subsidiaries
                               Computation of Ratio of Earnings to Fixed Charges



                                                                   Years Ended December 31,
                                                     ----------------------------------------------------
(millions except ratios)                               1997       1996       1995       1994       1993
                                                     --------   --------   --------   --------   --------

Income from continuing operations before
      provision for income tax (1)                   $  541.6   $  445.6   $  458.0   $  397.0   $  331.6
                                                     --------   --------   --------   --------   --------
Add back fixed charges:

Interest on indebtedness                                 69.5       44.7       55.5       46.4       42.3

Interest on ESOP                                          3.5        4.3        5.3        5.9        6.5

Portion of rents representative of
   interest factor                                       44.3       28.6       21.4       28.7       26.1
                                                     --------   --------   --------   --------   --------

   Income as adjusted                                $  658.9   $  523.2   $  540.2   $  478.0   $  406.5
                                                     ========   ========   ========   ========   ========

Fixed charges:

Interest on indebtedness                             $   69.5   $   44.7   $   55.5   $   46.4   $   42.3

Interest on ESOP                                          3.5        4.3        5.3        5.9        6.5

Portion of rents representative of
   interest factor                                       44.3       28.6       21.4       28.7       26.1
                                                     --------   --------   --------   --------   --------

   Total fixed charges                               $  117.3   $   77.6   $   82.2   $   81.0   $   74.9
                                                     ========   ========   ========   ========   ========

Ratio of earnings to fixed charges                        5.6        6.7        6.6        5.9        5.4
                                                     ========   ========   ========   ========   ========

Ratio of earnings to fixed charges (2)                    7.1        7.9
                                                     ========   ========


(1) Income from continuing operations before provision for income taxes and minority interest includes special charges of $172 million and $91 million in the years ended December 31, 1997 and 1996, respectively.

(2) The calculation of this ratio of earnings to fixed charges reflects the exclusion of special charges from the income from continuing operations before provision for income taxes component for the years ended December 31, 1997 and 1996, respectively.

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